Exhibit 10.81

AMENDMENT NO. 3

TO THE WEBMD HEALTH CORP. SUPPLEMENTAL BONUS PROGRAM

TRUST AGREEMENT

THIS AMENDMENT is made to be effective as of February 25, 2013:

WHEREAS, WebMD Health Corp. (the “Company”) and Peter Anevski (the “Trustee”) are parties to the WebMD Health Corp. Supplemental Bonus Program Trust Agreement (as Amended and Restated Effective as of March 15, 2008 and further amended by Amendment Nos. 1 and 2) (the “Trust Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors approved an extension of the supplemental bonus program, certain amendments to the Trust Agreement and delegated additional authority to the Governing Committee as provided herein;

NOW, THEREFORE, the Trust Agreement is hereby amended as follows:

1.

The “Governing Committee” shall be comprised of the Chief Executive Officer and the Chief Financial Officer of the Company or any successors as may be appointed by the Compensation Committee of the Board of Directors of WebMD Health Corp. in the future.

2

Section 1.01(a)(iii) of the Trust is hereby amended by replacing “December 31, 2010” with “December 31, 2014”.

Section 1.01(b) is amended by adding the following at the end thereof: “The Company has made Bonuses under the supplemental bonus program for the performance year ended December 31, 2012 and, accordingly, extended the term of the supplemental bonus program and the Trust until full payment of such Bonuses has been made, subject to Section 1.01(a).”

4

Section 3.02(b) of the Trust Agreement is hereby amended, as of the effective date of this Amendment, in its entirety to read as follows:

“(b) Upon a Participant’s Termination of Employment prior to the Participant Bonus Determination Date, he or she shall forfeit all rights to any portion of his or her

Bonus; provided however that if a Participant (i) dies or (ii) the Governing Committee determines that a Participant’s Termination of Employment is (A) a result of a Disability, (B) without Cause (as defined in the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “Equity Plan”)) and as result of the sale of the Subsidiary or Division by which he or she is employed, or (C) without Cause following a Change of Control of the Company (as defined in the Equity Plan) then such Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment. In addition, (A) in the event of a Participant’s Termination of Employment as part of a reduction in force or due to the elimination of the Participant’s position, the Governing Committee shall have the authority, in its discretion, to determine that the Bonus will not be forfeited, in which case, the Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment and (B) the Governing Committee shall have the authority, in its discretion, to approve, in a separate written agreement between the Company and a Participant, that such Participant be entitled to payment of his or her Award upon a Termination of Employment under other specified circumstances.

Except as provided herein, the provisions of the Trust Agreement shall remain in full force and effect. All references to the Trust Agreement shall be references to the Trust Agreement as amended by this Amendment No. 3.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to be effective as of the day and year first written above.

TRUSTEE	WEBMD HEALTH CORP.

/s/ Peter Anevski	/s/ Douglas W. Wamsley
Peter Anevski	Douglas W. Wamsley
EVP & General Counsel

2